LAW OFFICES OF
HAROLD P. GEWERTER, ESQ., LTD.
Harold P. Gewerter, Esq.

Exhibit 5.1

March 11, 2011

Board of Directors

OICco Acquisition I, Inc.

4412 8th St. SW

Vero Beach, FL 32968

Re:

Registration Statement on Form S-1 for OICco Acquisition I, Inc.,

a Delaware corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 4,000,000 shares held by existing shareholders and 2,000,000 newly issued shares for public sale of the Company's common stock, $.0001 par value, to be sold by the existing selling shareholders and the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.

The Certificate of Incorporation of the Company;

ii.

The Registration Statement and the Exhibits thereto; and

iii.

Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies.

Based on the foregoing, I am of the opinion that the Shares will upon the effectiveness of the registration and the issuance of the shares (relating only to the 2,000,000 shares to be issued by the Company under this registration) be legally issued, fully paid and non-assessable and that they are duly authorized.   The 4,000,000 shares already held by existing shareholder and to be sold under this registration statement are and will be when sold in this offering legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware, federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel " in the prospectus comprising part of the Registration Statement.

Sincerely yours,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter, Esq.

Harold P. Gewerter, Esq.

2705 Airport Drive, N. Las Vegas, Nevada 89032
Telephone: (702) 382-1714 ♦ Facsimile: (702) 382-1759